Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

COMMERCIAL METALS COMPANY

ARTICLE I

OFFICES

Section 1. Delaware Office.

The Delaware registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices.

The corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings.

All meetings of the stockholders shall be held at such places, if any, as shall be determined by the board of directors. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place but may instead be held solely by means of remote communication or held in person and by means of remote communication. Stockholders and proxyholders not physically present at any meeting of stockholders held by means of remote communication may, by means of remote communication, participate in such meeting and be deemed present in person and vote at such meeting provided (a) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote by remote communication is a stockholder or proxyholder, (b) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings, and (c) if any stockholder or proxyholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 2. Annual Meeting.

An annual meeting of stockholders shall be held at such place, if any, on such date and at such time as the board of directors shall fix, at which the stockholders shall elect a board of directors and transact such other business as may properly be brought before the meeting. The election of directors need not be by written ballot. The board of directors may authorize that the requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission (as defined below), provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder. The board of directors may postpone, reschedule or cancel any annual meeting of stockholders. For the purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 3. Advance Stockholder Notice for Annual Meeting.

(1) Nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before such annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof) or (c) by any stockholder of record of the corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph through the date of such meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business (other than nominations included in the corporation’s proxy materials pursuant to and in accordance with Section 14 of this Article II or business included in the corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(2) For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of the foregoing paragraph, (a) the Record Stockholder must have given timely notice thereof in proper written form to the secretary of the corporation, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have complied with all requirements set forth in, and acted in accordance with the representations made pursuant to, this Section 3. To be timely, a Record Stockholder’s notice pursuant to clause (c) of the foregoing paragraph shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 3(2), if the meeting is convened more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, for notice by the Record Stockholder to be timely, it must be so received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the tenth day following the day on which public announcement (as defined below) of the date of such meeting is first made by the corporation. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the board of directors made by the corporation at least ten days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. In no event shall an adjournment, rescheduling or postponement of an annual meeting (or the public announcement thereof), commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice pursuant to this Section 3(2).

(3) To be in proper written form, such Record Stockholder’s notice shall set forth:

(a) if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or re-election as a director (each, a “Proposed Nominee”):

(i) all information relating to such Proposed Nominee as would be required to be disclosed in a proxy statement or other filing made by any Proposing Person (as defined below) in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (whether or not such Proposing Person intends to deliver a proxy statement or conduct a proxy solicitation);

(ii) a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and such Proposed Nominee or any of such Proposed Nominee’s affiliates or associates (each as defined below), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K as if any Proposing Person were the “registrant” for purposes of such rule and such Proposed Nominee were a director or executive officer of such registrant;

(iii) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the corporation (which form such Record Stockholder shall request in writing from the secretary of the corporation prior to submitting notice and which the secretary shall provide to such Record Stockholder within ten days after receiving such request); and

(iv) a written representation and agreement completed by such Proposed Nominee in the form required by the corporation (which form such Record Stockholder shall request in writing from the secretary of the corporation prior to submitting notice and which the secretary shall provide to such Record Stockholder within ten days after receiving such request), providing, among other things, that such Proposed Nominee: (A) is not and will not become a party to any Voting Commitment (as defined below) that has not been disclosed to the corporation or any commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the corporation; (C) will, if elected as a director of the corporation, comply with all applicable rules of any securities exchanges upon which the corporation’s securities are listed, the corporation’s restated certificate of incorporation (as the same may be amended from time to time, the “restated certificate of incorporation”), these bylaws and all publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines and policies of the corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five business days after the secretary of the corporation receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (D) consents to being named in the corporation’s proxy statement as a nominee; and (E) intends to serve a full term as a director of the corporation, if elected;

(b) as to any other business that the Record Stockholder proposes to bring before the meeting:

(i) a reasonably brief description of such business and the reasons for conducting such business at the meeting;

(ii) any material interest in such business of any Proposing Person;

(iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the restated certificate of incorporation or these bylaws, the text of the proposed amendment);

(iv) a reasonably detailed description of all agreements, arrangements, understandings and relationships (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other person, including the name of such other person, in connection with the proposal of such business by such Record Stockholder; and

(v) all other information relating to the Proposing Persons or such business that would be required to be disclosed in a proxy statement or other filing made by any Proposing Person in connection with the contested solicitation of proxies in support of such proposed business pursuant to and in accordance with Section 14(a) of the Exchange Act (whether or not such Proposing Peron intends to deliver a proxy statement or conduct a proxy solicitation);

(c) as to each Proposing Person:

(i) the name and address of each such Proposing Person, as they appear on the corporation’s books (if applicable);

(ii) the class, series and number of shares of each class or series of capital stock (if any) of the corporation that are owned, directly or indirectly, beneficially or of record by each such Proposing Person (including any class or series of shares of capital stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future), the date or dates such shares were acquired, the investment intent of such acquisition and any pledge by such Proposing Person with respect to any of such shares;

(iii) any agreement, arrangement or understanding, written or oral, (including any derivative, long or short position, profit interest, forward, future, swap, option, warrant, convertible security, stock appreciation right or similar right, hedging transaction, repurchase agreement or arrangement, borrowed or loaned shares and so-called “stock borrowing” agreement or arrangement) with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the corporation, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the corporation, to transfer to or from any person or entity, in whole or in part, any of the economic consequences of ownership of any security of the corporation, to maintain, increase or decrease the voting power of any person or entity with respect to securities of the corporation or to provide any person or entity, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D, 13F or 13G in accordance with the Exchange Act (a “Derivative Instrument”) to which such Proposing Person is a party or that is directly or indirectly owned beneficially by any such Proposing Person, which Derivative Instruments shall be disclosed without regard to whether (A) any such Derivative Instrument conveys any voting rights in shares of any class or series of capital stock of the corporation to such Proposing Person, (B) any such Derivative Instrument is required to be, or is capable of being, settled through delivery of shares of any class or series of capital stock of the corporation or (C) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such Derivative Instrument;

(iv) a description of any proxy (other than a revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship (A) pursuant to which any such Proposing Person has a right to vote, directly or indirectly, any security of the corporation or (B) with respect to the proposal or nomination, as applicable, or the voting of shares of any class or series of capital stock of the corporation between or among the Proposing Persons;

(v) any rights to dividends on the shares of the corporation owned beneficially directly or indirectly by such Proposing Person that are separated or separable from such underlying shares;

(vi) any proportionate interest in any security of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person is (A) a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (B) the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(vii) any performance-related fees (other than an asset-based fee) that such Proposing Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of any security of the corporation or Derivative Instruments;

(viii) any direct or indirect interest of such Proposing Person in any contract with the corporation or any affiliate of the corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(ix) a complete and accurate description of any pending, or to such Proposing Person’s knowledge, threatened, legal proceeding in which such Proposing Person is a party or participant involving the corporation or, to such Proposing Person’s knowledge, any current or former officer, director, affiliate or associate of the corporation;

(x) identification of the names and addresses of other stockholders (including beneficial owners) known by such Proposing Person to support the nomination(s) or other business proposal(s) submitted by such Proposing Person and, to the extent known, the class and number of all shares of the corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(xi) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Proposing Person (regardless of whether such Proposing Person is actually required to file a Schedule 13D); and

(xii) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings made in connection with solicitations of proxies for, as applicable, the proposal or the election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (whether or not such Proposing Person intends to deliver a proxy statement or conduct a proxy solicitation); provided, however, that the disclosures in the foregoing subclauses (i) through (xii) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d) a representation as to whether or not any Proposing Person intends to, or is part of a group that intends to, (i) deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the corporation reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect one or more Proposed

Nominees; (ii) solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act; or (iii) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the business or nomination, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation;

(e) a representation that the Record Stockholder is a holder of record of stock of the corporation at the time of the giving of the notice and will be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposed business or nomination specified in the notice and an acknowledgement that, if such Record Stockholder (or a Qualified Representative (as defined below) thereof) does not appear to present the Record Stockholder’s business or nomination at such meeting, the corporation need not present the Record Stockholder’s business or nomination for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation; and

(f) a representation that the Record Stockholder has complied with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 3.

(4) In addition to the information required pursuant to the foregoing Section 3(3), the corporation may require any Record Stockholder to furnish such other information as the corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission (the “SEC”), any publicly disclosed standards used by the board in selecting nominees for election as a director and for determining and disclosing the independence of the corporation’s directors, including those applicable to a director’s service on any of the committees of the board, or the requirements of any other laws or regulations applicable to the corporation. If requested by the corporation, any supplemental information required under this Section 3(4) shall be provided by a Record Stockholder within ten days after it has been requested by the corporation. In addition, the board may require any Proposed Nominee to submit to interviews with the board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within no less than ten days following the date of such request.

(5) A Record Stockholder shall update or supplement such Record Stockholder’s notice provided pursuant to this Section 3, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3 shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than ten business days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be received by the secretary of the corporation at the principal executive offices of the corporation (a) not later than five business days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), (b) not later than five business days prior to the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) and (c) not later than five business days after the record date for determining the stockholders entitled to vote at the meeting, but not later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to made as of a date less than ten business days prior to the date of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, any information provided pursuant to this Section 3(5) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 3 and shall not extend the time period for the delivery of notice pursuant to this Section 3. If a Record Stockholder fails to provide any written update or supplement in accordance with this Section 3(5), the information as to which such written update or supplement relates may be deemed not to have been provided in accordance with this Section 3.

(6) If any information submitted pursuant to this Section 3 shall be inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 3. The Record Stockholder shall notify the secretary of the corporation in writing at the principal executive offices of the corporation of any material inaccuracy or material change in any information submitted pursuant to this Section 3 (including if any Proposing Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 3(3)(d)(ii)) within two business days after becoming aware of such inaccuracy or change. Upon written request of the secretary of the corporation on behalf of the board of directors (or a duly authorized committee thereof), the Record Stockholder shall provide, within seven business days after delivery of such request (or such longer period as may be specified in such request), (a) written verification, reasonably satisfactory to the board of directors, any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the Record Stockholder pursuant to this Section 3 and (b) a written affirmation of any information submitted by the Record Stockholder pursuant to this Section 3 as of an earlier date. If the Record Stockholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 3.

(7) If (a) any Proposing Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (b) such Proposing Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or (3) under the Exchange Act, then the corporation shall disregard any proxies for any proposed nominees on the corporation’s proxy card other than the corporation’s nominees, notwithstanding that proxies in favor thereof may have been received by the corporation. Upon request by the corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Proposing Person shall deliver to the secretary, no later than five business days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(8) A person shall not be eligible for election or re-election as a director at an annual meeting unless the person is nominated (a) by a Record Stockholder in accordance with Section 3(2)(c) of this Article II or (b) by or at the direction of the board of directors. Any person nominated by or at the direction of the board of directors shall be a “corporation nominee” for purposes of these bylaws. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3. If the Record Stockholder (or a Qualified Representative thereof) does not appear at a meeting of stockholders to present the Record Stockholder’s nomination or proposal, as applicable, the nomination shall be disregarded or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the corporation. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(9) For purposes of these bylaws:

(e) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;

(f) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act;

(g) “close of business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day;

(h) “Proposing Person” shall mean, with respect to any Record Stockholder: (i) such Record Stockholder; (ii) the beneficial owner or beneficial owners, if different from such Record Stockholder, on whose behalf the notice of the business or nomination proposed to be brought before the meeting is made; (iii) any person directly or indirectly controlling, controlled by or under common control with such Record Stockholder (or, if different from such Record Stockholder, the beneficial owner or beneficial owners on whose behalf such notice is made); (iv) any member of the immediate family of any individual described in the foregoing clause (i) or (ii) sharing the same household; (v) any affiliate or associate of any person described in the foregoing clause (i), (ii), (iii) or (iv); (vi) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with such Record Stockholder or any other Proposing Person with respect to the stock of the corporation, including any Proposed Nominee; (vii) any person with whom any person described in the foregoing clause (i), (ii), (iii) or (iv) is knowingly acting in concert with respect to the stock of the corporation; and (viii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with any person described in the foregoing clause (i), (ii), (iii) or (iv) with respect to any proposed business or nomination;

(i) “public announcement” shall mean disclosure (i) in a press release issued by the corporation in accordance with its customary press release procedures, which is reported by the Dow Jones News Service, Associated Press or a comparable national news service or is generally available on internet news sites or (ii) in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(j) a “Qualified Representative” of a Record Stockholder shall mean (i) a duly authorized officer, manager or partner of such Record Stockholder or (ii) a person authorized by a writing executed by such Record Stockholder (or a reliable reproduction or electronic transmission of such a writing) delivered by such Record Stockholder to the corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Record Stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders.

(10) Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 3. Nothing in this Section 3 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the rights of holders of any series of preferred stock of the corporation to elect directors pursuant to any applicable provisions of the restated certificate of incorporation.

Section 4. Special Meetings.

(1) Special meetings of stockholders of the corporation, for any purpose or purposes, unless otherwise prescribed by statute or the restated certificate of incorporation, may be called only (a) by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the board for adoption) or (b) by the corporation if a timely demand in proper written form from the holders of no less than a majority of the voting power of all of the then-outstanding shares of any class or series of capital stock of the corporation entitled to vote generally in the election of directors (the “Requisite Percentage”) is delivered to the secretary of the corporation in compliance with this Section 4 (a “Special Meeting Request”) or (c) by The Jacob Feldman and Sara B. Feldman Grantor Trust dated September 24, 1985 and the trustees of that trust acting solely in their capacities as trustees of that trust (collectively, the “Trust”), as long as the Trust is the beneficial owner of ten percent or more of the Voting Stock (as defined in the restated certificate of incorporation). As a prerequisite to calling a special meeting, the holders of a majority of the voting power of the Voting Stock or the Trust must submit a request in writing to the president or secretary of the corporation stating the purpose or purposes of the proposed meeting. The board of directors may postpone, reschedule or cancel any special meeting of stockholders called by the board of directors.

(2) No stockholder may submit a Special Meeting Request unless a Record Stockholder has first submitted a request in writing that the board of directors fix a record date (a “Requested Record Date”) for the purpose of determining stockholders entitled to submit a Special Meeting Request, which request shall be in proper written form and received by the secretary of the corporation. For purposes hereof, a “Meeting Requesting Person” means (x) the Record Stockholder making the request to fix a Requested Record Date for the purpose of determining the stockholders entitled to submit a Special Meeting Request and the Special Meeting Request, (y) the beneficial owner or beneficial owners, if different from the Record Stockholder, on whose behalf such request is made and (z) any affiliates of such Record Stockholder or beneficial owner(s); provided, however, that the term “Meeting Requesting Person” shall not include any stockholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Exchange Act by way of a definitive consent solicitation statement filed with the SEC. To be in proper written form, such request shall: (a) bear the signature and the date of signature by the Record Stockholder(s) submitting such request and set forth the name and address of such Record Stockholder as they appear in the corporation’s books; (b) set forth and include (i) as to each item of business proposed to be conducted at the requested special meeting (the “Requested Special Meeting”), the reasons for conducting the proposed business at the Requested Special Meeting and any material interest in the proposed business of each Proposing Person and (ii) a reasonably detailed description of all agreements, arrangements, understandings and relationships (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other person or entity (including their names) in connection with the Special Meeting Request or the proposed business; and (c) as to each Proposing Person, the information set forth in Section 3(3)(c) of Article II.

(3) Within ten days after the corporation receives a request to fix a Requested Record Date in compliance with this Section 4, the board of directors shall adopt a resolution fixing a Requested Record Date for the purpose of determining the stockholders entitled to submit a Special Meeting Request, which Requested Record Date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the board of directors. If no resolution fixing a Requested Record Date has been adopted by the board of directors within ten days after the date on which such a request to fix a Requested Record Date was received by the secretary, the Requested Record Date in respect thereof shall be deemed to be the 20th day after the date on which such a request is received by the secretary. Notwithstanding anything in this Section 4 to the contrary, no Requested Record Date shall be fixed if the board of directors determines that any Special Meeting Request that would be submitted following such Requested Record Date could not comply with the requirements set forth in Section 4(5).

(4) To be timely for purposes of Section 4(1), a Special Meeting Request must be delivered to the secretary not later than 60 days following the Requested Record Date. To be in proper form for purposes of Section 4(1), a Special Meeting Request shall include the signature and the date of signature by the Meeting Requesting Person and set forth and include (a) as to each item of business proposed to be conducted at the Requested Special Meeting, the information set forth in Section 3(3)(b) of Article II, (b) as to each person whom the Meeting Requesting Person proposes to nominate for election to the board of directors at the Requested Special Meeting, if applicable, the information required to be set forth in a notice pursuant to Section 3(3)(a) of Article II, (c) as to each Proposing Person, the information required to be set forth in a notice pursuant to Section 3(3)(c) of Article II and (d) the representations and certifications required to be set forth in a notice pursuant to Sections 3(3)(d), 3(3)(e) and 3(3)(f) of Article II.

(5) The secretary shall not accept, and shall consider ineffective, any Special Meeting Request that (a) does not comply with this Section 4, (b) relates to an item of business proposed to be transacted at the Requested Special Meeting that is not a proper subject for stockholder action under applicable law, (c) includes an item of business proposed to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Requested Record Date or (d) otherwise does not comply with applicable law.

(6) Any stockholder may revoke any Special Meeting Request by written revocation delivered to the secretary at any time prior to the Requested Special Meeting. If written revocation(s) of the Special Meeting Request have been delivered to the secretary and the result (after giving effect to all revocations) is that stockholders holding less than the Requisite Percentage have delivered Special Meeting Requests to the secretary: (a) if the notice of meeting has not already been mailed to stockholders, the secretary shall refrain from mailing the notice of the Requested Special Meeting or (b) if the notice of meeting has already been mailed to stockholders, the secretary shall revoke the notice of the meeting.

(7) Subject to Section 4(6), within ten days following the date on which the secretary has received Special Meeting Requests in accordance with this Section 4 from stockholders holding the Requisite Percentage, the board of directors shall take all necessary actions to call the Requested Special Meeting, including fixing the meeting date and time, and place, if any, for the Requested Special Meeting; provided, however, that the date of any such Requested Special Meeting shall not be more than 90 days after the date on which valid Special Meeting Requests from stockholders holding the Requisite Percentage are delivered to the secretary (and are not revoked). Notwithstanding anything in these bylaws to the contrary, the board of directors may submit its own proposal or proposals for consideration at the Requested Special Meeting. The board of directors shall provide notice of the Requested Special Meeting in accordance with Section 6 of Article II.

(8) In connection with a Requested Special Meeting called in accordance with this Section 4, the Meeting Requesting Person shall update the information previously provided to the corporation in connection with such Special Meeting Request, if necessary, such that the information provided or required to be provided in such Special Meeting Request pursuant to this Section 4 is true and correct as of the record date for stockholders entitled to vote at the Requested Special Meeting and as of the date that is ten business days prior to the Requested Special Meeting or any adjournment, postponement or rescheduling thereof, and such update shall be received by the secretary not later than the close of business five business days after such record date (in the case of the update required to be made as of such record date) and not later than the close of business seven business days prior to the date of the Requested Special Meeting or, if practicable, any adjournment, postponement or rescheduling thereof (and, if not practicable, on the first practicable date prior to the date to which the Requested Special Meeting has been adjourned, postponed or rescheduled) (in the case of the update required to be made as of ten business days prior to the Requested Special Meeting or any adjournment, postponement or rescheduling thereof). For the avoidance of doubt, any information provided pursuant to this Section 4(8) shall not be deemed to cure any deficiencies in a Special Meeting Request previously delivered pursuant to this Section 4. If a Meeting Requesting Person fails to provide any written update in accordance with this Section 4(8), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 4.

(9) If the board of directors determines that any request to fix a Requested Record Date or Special Meeting Request was not properly made in accordance with this Section 4, or determines that the Meeting Requesting Person(s) have has not otherwise complied with this Section 4, then the board of directors shall not be required to fix such Requested Record Date or to call and hold a special meeting of stockholders. In addition to the requirements of this Section 4, each Meeting Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act with respect to any request to fix a Requested Record Date or Special Meeting Request.

(10) Notwithstanding any other provision of these bylaws to the contrary, in the case of a Requested Special Meeting, no stockholder may nominate a person for election to the board of directors or propose any other business to be considered at the meeting, except pursuant to this Section 4.

Section 5. Business at Special Meeting.

(1) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the notice of the meeting delivered in accordance with these bylaws. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of the meeting (or supplement thereto) delivered in accordance with these bylaws only (a) by or at the direction of the board of directors (or any duly authorized committee thereof), (b) in the case of a special meeting of stockholders other than a Requested Special Meeting, if the board of directors has determined that directors are to be elected at such special meeting, by any Record Stockholder at the time of giving of notice required by these bylaws through the date of such meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 5, and (c) in the case of a Requested Special Meeting, pursuant to and in accordance with Section 4 of this Article II. For nominations to be made at such a special meeting of stockholders pursuant to the foregoing clause (b), the Record Stockholder must have given timely notice thereof in proper written form to the secretary of the corporation, and the Record Stockholder and the beneficial owner, if any, on whose behalf any such nomination is made, must have complied with all requirements set forth in, and acted in accordance with representations made pursuant to, this Section 5. To be timely, such notice shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting. In no event shall an adjournment, rescheduling or postponement of a special meeting (or the public announcement thereof) for which notice has been given, commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice pursuant to this Section 5(1). To be in proper written form, such Record Stockholder’s notice shall set forth and include the information required in a notice pursuant to Section 3(3) of Article II, and such Record Stockholder must comply with the requirements set forth in Sections 3(4) through 3(7) of Article II with respect to such notice. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors (or a committee thereof) or (ii) by a Record Stockholder in accordance with Section 4 of this Article II or this Section 5.

(2) If the Record Stockholder (or a Qualified Representative thereof) does not appear at a special meeting of stockholders to present the Record Stockholder’s nomination or proposal, as applicable, the nomination shall be disregarded or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the corporation. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defectively proposed nomination or business shall not be presented for stockholder action at the meeting and shall be disregarded.

(3) Notwithstanding the foregoing provisions of this Section 5 of Article II, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 5 of Article II. Nothing in this Section 5 of this Article II shall be deemed to affect any rights of holders of any series of preferred stock of the corporation to elect directors pursuant to any applicable provisions of the restated certificate of incorporation.

Section 6. Notice of Meetings.

Notice of any meeting, stating the place, if any, date and time thereof, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten days nor more than 60 days before the date of the meeting. Any notice given to the stockholders by the corporation under the restated certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom notice is given. The consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice. Inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice by electronic transmission shall be deemed given (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and, except as otherwise required by law, shall not be more than 60 nor less than ten days before the date of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 7. Stockholder List.

The officer of the corporation who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the list is made available on an electronic network, the corporation may take reasonable steps to ensure that the information is available only to stockholders of the corporation. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder of the corporation who is present. If the meeting is to be held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such a list shall be provided with the notice of the meeting. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 8. Quorum.

The holders of a majority of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the restated certificate of incorporation, these bylaws or any stock exchange upon which the corporation’s securities are listed.

Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Section 9. Required Vote.

(1) In all matters other than the election of directors, the vote of the holders of a majority of the shares having voting power represented in person or by proxy shall decide any question brought before any meeting at which a quorum is present, unless the question is one upon which, by express provision of statute, the restated certificate of incorporation, these bylaws or the rules of any stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

(2) Except as otherwise required by the restated certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast (as defined in Section 9(3) of this Article II) with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors at any meeting for the election of directors at which a quorum is present; provided, however, that in a contested election of directors (as defined in Section 9(3) of this Article II), directors shall be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors (instead of by votes cast “for” or “against” a nominee). Stockholders shall be entitled to cast votes “against” nominees for director unless plurality voting applies in the election of directors.

(3) For purposes of this Section 9,

(a) “majority of the votes cast” shall mean that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election; and

(b) “contested election of directors” shall mean an annual or special meeting of the corporation with respect to which (i) the secretary of the corporation receives a notice that a stockholder has nominated or intends to nominate a person for election to the board of directors in compliance with the requirements for stockholder nominees for director set forth in Section 3 or Section 5 of this Article II and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day before the corporation first mails its notice of meeting for such meeting to the stockholders.

Section 10. Proxies.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no proxy shall be voted or acted on after three years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. At each meeting of stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary of the corporation, or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular. The authorization of a proxy may, but need not, be limited to specified action; provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided, such proxy shall entitle the holders thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

Section 11. Voting.

Unless otherwise provided by statute, the restated certificate of incorporation or these bylaws, each stockholder shall have one vote for each share of stock having voting power, registered in such stockholder’s name on the books of the corporation.

Section 12. No Action By Written Consent.

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

Section 13. Organization and Conduct of Business.

(1) The chairman of the board or, in his or her absence, the president of the corporation or, in his or her absence, such person as the board of directors may have designated, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the secretary of the corporation, the secretary of the meeting shall be such person as the board of directors or the chairman of the meeting appoints.

(2) The board of directors may make such rules, regulations and procedures for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules, regulations and procedures established by the board of directors, the chairman of any meeting of stockholders shall have the authority to, among other things, determine the order of business of the meeting and establish rules for, and appoint personnel to assist in, preserving the orderly conduct of the business of the meeting (including any informal, or question and answer, portions thereof). Any informational or other informal session of stockholders conducted under the auspices of the corporation after the conclusion of, or otherwise in conjunction with, any formal business meeting of the stockholders will be chaired by the same person who chairs the formal meeting, and the foregoing authority on such person’s part will extend to the conduct of such informal session. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (v) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) removal of any stockholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) conclusion, recess or adjournment of the meeting to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations and procedures for compliance with any federal, state or local laws or regulations including those concerning safety, health or security; (k) procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting; and (l) any rules, regulations or procedures as the chair of the meeting may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. Unless and to the extent determined by the board of directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman shall have the power to adjourn the meeting to another place, if any, date and time, regardless of whether a quorum is present. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

(3) The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

Section 14. Proxy Access.

(1) Subject to the provisions of this Section 14, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders:

(a) the name of any person nominated for election to the board of directors (the “Nominee”), which shall also be included on the corporation’s form of proxy and ballot (together with the proxy statement, the “proxy materials”), by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the board of directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(b) disclosure about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(c) any written statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the board of directors (subject, without limitation, to Section 14(7)), if such statement does not exceed 500 words; and

(d) any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.

(2) The maximum number of Nominees nominated by all Nominating Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two and (y) 20% of the total number of directors of the corporation (rounded down to the nearest whole number) on the last day on which a Nomination Notice may be submitted pursuant to this Section 14 (the “Maximum Number”); provided, that (i) any individual nominated by a Nominating Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 14 who is subsequently withdrawn or that the board of directors itself decides to nominate for election at such annual meeting and (ii) any incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose election at the upcoming annual meeting is being recommended by the board of directors, shall be counted as Nominees for purposes of determining when the Maximum Number has been reached. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 14(4) below but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. If the number of Nominees pursuant to this Section 14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 14(4), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling or unable to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the corporation: (i) shall not be required to include in its proxy materials the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and will not be voted on at the annual meeting.

(3) For purposes of this Section 14:

(a) An “Eligible Holder” is a person who has owned (as defined below) the Required Ownership Percentage (as defined below) of the corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date that the Nomination Notice is delivered to, or mailed to and received by, the secretary of the corporation in accordance with this Section 14 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting date. The “Required Ownership Percentage” is 3% or more of the corporation’s outstanding common stock as of the most recent date for which such amount is given in any filing by the corporation with the SEC prior to the submission of the Nomination Notice, and the “Minimum Holding Period” is three years. A group of (i) funds under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria of clause (i), (ii) or (iii). For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 14, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(b) An Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:

(i) the full voting and investment rights pertaining to the shares; and

(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares: (A) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting or altering to any degree, any gain or loss arising from the full economic interest in such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares; provided, that the Eligible Holder has the power to recall such loaned shares on no more than five business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors.

(c) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(4) To nominate a Nominee, the Nominating Stockholder must submit the Nomination Notice no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that, subject to the immediately following sentence, if the annual meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, for notice by the Nominating Stockholder to be timely, it must be so received not later than the close of business on the later of (x) the 180th day before such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, commence a new time period (or extend the time period) for the giving of a Nomination Notice under this section. Within the time period specified in this Section 14(4) for delivering the Nomination Notice, a Nominating Stockholder must submit to the secretary of the corporation at the principal executive offices of the corporation all of the following information and documents (collectively, the “Nomination Notice”):

(a) One or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Nomination Notice is delivered to, or mailed to and received by, the secretary of the corporation, the Nominating Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares and the Nominating Stockholder’s agreement to provide, within five business days after (i) the record date for the annual meeting (if, prior to the record date, the corporation (A) has made a public announcement of such record date or (B) delivered a written notice of the record date (including by electronic mail) to the Nominating Stockholder) or (ii) the date on which the corporation delivered to the Nominating Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date), written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Required Shares through the record date.

(b) A copy of the Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(c) The information required with respect to the nomination of directors pursuant to Section 3 of Article II of these bylaws;

(d) The details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(e) The consent of each Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(f) A representation and warranty by the Nominating Stockholder (including each group member):

(i) that the Nominating Stockholder acquired the Required Shares in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;

(ii) that the Nominating Stockholder intends to maintain the Required Ownership Percentage through the date of the annual meeting and as to whether or not the Nominating Stockholder intends to continue to hold the Required Shares for at least one year following the annual meeting;

(iii) that the Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded; that the Nominating Stockholder has not nominated and will not nominate for election any individual as a director at the annual meeting other than its Nominee(s);

(iv) that the Nominating Stockholder has not and will not engage in a, and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee or any nominee of the board; and

(v) that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(g) In the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(h) An executed agreement, in a form deemed satisfactory by the board of directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees to:

(i) comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(ii) file any written solicitation materials with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(iii) assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(iv) indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 14; and

(v) provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made not misleading;

(i) An executed agreement, in a form deemed satisfactory by the board of directors or its designee, acting in good faith, by the Nominee:

(i) to provide to the corporation such other information, including completion of the corporation’s director questionnaire, as it may reasonably request;

(ii) to act as a representative of all of the stockholders of the corporation while serving as a director;

(iii) that the Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the corporation’s Corporate Governance Guidelines and Code of Conduct and Business Ethics and any other corporation policies and guidelines applicable to directors;

(iv) that the Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the corporation that has not been disclosed to the corporation, (B) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation or (C) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the corporation, with the Nominee’s fiduciary duties under applicable law; and

(v) to provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made not misleading.

The information and documents required by this Section 14(4) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(4) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the corporation.

(5) In the event that any information or communication provided by the Nominating Stockholder or any Nominee(s) to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made not misleading, each Nominating Stockholder or Nominee, as the case may be, shall promptly notify the secretary of the corporation of (i) any defect in such previously provided information and (ii) the information that is required to correct any such defect.

(6) Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(a) the corporation receives a notice pursuant to Section 2 of these bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;

(b) if the Nominating Stockholder who has nominated such Nominee has engaged in or is currently engaged in a, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Nominee(s) or a nominee of the board of directors;

(c) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 14 or the Nominating Stockholder withdraws its nomination;

(d) the board of directors, acting in good faith, determines that such Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with these bylaws or the restated certificate of incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

(e) the Nominee was nominated for election to the board of directors pursuant to this Section 14 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the votes cast for such Nominee at either such annual meeting;

(f) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(g) the corporation is notified, or the board of directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 14(3), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 14;

(h) if the Nominee (i) is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the board of directors, or (ii) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the corporation are listed or as a “non-employee director” under Exchange Act Rule 16b-3;

(i) if the Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor misdemeanors) or has been convicted in such a criminal proceeding within the past ten years; and

(j) if the Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended.

(7) Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the board of directors in good faith determines that such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading or the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(8) The corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

(9) This Section 14 shall be the exclusive method for stockholders to include nominees for director in the corporation’s proxy materials.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Powers.

The business and affairs of the corporation shall be managed by a board of directors. The board may exercise all such power of the corporation and do all such lawful acts and things as are not by statute, by the restated certificate of incorporation or these bylaws directed to be exercised or done by the stockholders.

Section 2. Number of Directors.

Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the restated certificate of incorporation relating to the rights of the holders of the preferred stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole board of directors shall be not less than three and shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Section 3. Election and Term.

The board of directors shall be divided into three classes serving for those initial terms as provided in Article Fifteenth of the restated certificate of incorporation. Except as provided in Section 4 of this Article III, at each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. Notwithstanding any provision of this Section 3 or Section 4 of this Article, whenever the holders of the preferred stock shall have the right to elect directors at an annual or special meeting of stockholders, the election term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the restated certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article Fifteenth of the restated certificate of incorporation unless expressly provided by the terms of the preferred stock.

Section 4. Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any class or series of Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire board of directors shall shorten the term of any incumbent director.

Section 5. Resignation and Removal.

Any director may resign at any time by giving notice in writing or by electronic transmission to the chairman of the board, the chief executive officer or the secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Subject to the right of the holders of any class or series of Voting Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, has failed to attend twelve consecutive meetings of the board of directors, or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

Section 6. Chairman of the Board.

The chairman of the board shall preside at all meetings of the stockholders and the board of directors. He or she shall make reports to the board of directors and the stockholders and shall have such other powers and perform such other duties as are required of him or her from time to time by the board of directors.

Section 7. Lead Director.

If the chairman of the board does not meet the criteria for an independent director as determined by the board of directors, the directors determined to be independent shall elect a lead director from the membership of the independent directors of the board. During the absence or disability of the chairman of the board, the lead director shall preside at all meetings of the board of directors, or while such office is vacant for any reason, the lead director of the board shall have and may exercise any and all of the powers and duties of the chairman of the board. The lead director shall preside over the executive sessions of the directors determined to be independent and serve as a liaison between the chairman of the board and the board of directors. The lead director shall have those powers and duties as shall be assigned to him or her from time to time by the board of directors. In the absence of the lead director at any meeting of the board of directors, the chairman of the nominating and corporate governance committee shall act as lead director for the purpose and duration of such meeting.

ARTICLE IV

MEETINGS OF THE BOARD

Section 1. First Meeting.

The first meeting of each newly elected board shall be held promptly following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting provided a quorum shall be present; or the board may meet at such place and time as shall be fixed by the consent in writing of all the directors.

Section 2. Regular Meeting.

Regular meetings of the board may be held at such time and place either within or without the State of Delaware and with such notice as shall be determined from time to time by the board.

Section 3. Special Meetings.

Special meetings of the board may be called by the chairman of the board, the chief executive officer or the president, at any time, if notice to each director is given, either personally or by mail, by telephone, by facsimile or electronic transmission in accordance with Section 2 of Article VII hereof. Special meetings shall be called by the chairman of the board, the chief executive officer, the president or the secretary in like manner and on like notice on the written request of a majority of the directors then in office. The secretary of the corporation or assistant secretary of the corporation, as applicable, shall give or cause to be given, notice of special meetings of the board of directors in accordance with Section 2 of Article VII hereof.

Section 4. Quorum and Voting.

At all meetings of the board, a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business; and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the restated certificate of incorporation or these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 5. Telephone Meetings.

Members of the board of directors of the corporation, or any committee designated by the board of directors, may participate in a meeting of the board of directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and, except as provided in Section 3 of Article VII, participation in a meeting pursuant to this Section 5 shall constitute presence in person at such meeting.

Section 6. Action by Written Consent.

Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all the members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE V

COMMITTEES

Section 1. Standing Committees.

The board of directors, by resolution adopted by a majority of the whole board, shall designate directors to serve on the audit committee, the compensation committee and the nominating and corporate governance committee of the board, which committees shall constitute the standing committees of the board.

Section 2. Other Committees.

The board of directors may similarly create other committees for such terms and with such powers and duties as the board deems appropriate. For all committees provided for in this Article V, the board of directors shall elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

ARTICLE VI

COMPENSATION OF DIRECTORS

The board of directors shall have the authority to fix the compensation of the directors and the members of committees of the board of directors. The compensation of the directors need not be uniform as between directors, and the compensation of the members of the committees of the board need not be uniform either as between members of a committee or as between committees. The directors shall be reimbursed for expenses incurred in attending meetings of the board or committees thereof.

ARTICLE VII

NOTICES

Section 1. Methods of Notice to Stockholders.

Whenever any notice is required to be given to any stockholder under the provisions of any statute, the restated certificate of incorporation or these bylaws, it shall not be construed to require personal notice, but such notice may be given in writing by mail, personal delivery, facsimile or electronic transmission addressed to such stockholder at such address, facsimile number or electronic mail address, as the case may be, as appears in the records of the corporation, or such other manner permissible under the Delaware General Corporation Law (the “DGCL”). If mailed, such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL.

Section 2. Methods of Notice to Directors or Members of a Committee.

Whenever any notice is required to be given to any director or member of a committee under the provisions of any statute, the restated certificate of incorporation or these bylaws, it may be given either personally or by mail, telephone, facsimile or electronic transmission directed to such director at such director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records. If mailed, such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid. Notice by facsimile or other electronic transmission shall be deemed given when the notice is transmitted. Notice shall be delivered or sent at least 24 hours before the time of the holding of the meeting, or such shorter notice period as may be deemed necessary or advisable by the person or persons calling the meeting. If notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

Section 3. Waiver of Notice.

Whenever any notice is required to be given to any stockholder, member of a committee or director under the provisions of any statute, the restated certificate of incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute a waiver of notice thereof except as provided by statute.

ARTICLE VIII

OFFICERS

Section 1. Executive Officers.

The board of directors shall elect a chief executive officer, a president, a chief financial officer, a chief operating officer and a secretary, and either the board of directors or the chief executive officer may elect or appoint one or more vice presidents, a treasurer and such other officers as the board of directors or the chief executive officer may from time to time determine. The officers of the corporation shall have such powers and duties as are set forth in these bylaws or as may from time to time be assigned to them by the board of directors or, if provided by these bylaws, the chief executive officer. Each officer shall hold office until his or her successor is elected or appointed or until his or her earlier death, resignation or removal. Any officer may be removed, with or without cause, at any time by the board of directors, and any officer other than the chief executive officer, president, chief financial officer, chief operating officer and secretary may be removed with or without cause by the chief executive officer. Any officer may resign at any time by giving notice in writing or by electronic transmission to the chairman of the board, the chief executive officer or the secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. If the office of chief executive officer, president, chief financial officer, chief operating officer or secretary becomes vacant for any reason, the vacancy shall be filled by the board of directors. Any vacancy in any other office may be filled by the board of directors or the chief executive officer. Any number of offices may be held by the same person. The salaries of officers shall be fixed from time to time by the board of directors or by such officers as may be designated by resolution of the board of directors.

Section 2. Chief Executive Officer.

The chief executive officer shall, subject to the control of the board of directors, have general supervision over the business of the corporation, shall direct the affairs and policies of the corporation and shall perform all duties and have all powers which are delegated to him or her by these bylaws or the board of directors. The chief executive officer may sign all certificates for shares of stock for the corporation.

Section 3. President.

The president shall act in a general executive capacity and shall assist the chief executive officer in the administration and operation of the corporation’s business and general supervision of its policies and affairs. In the absence or inability of the chief executive officer to act, the president shall exercise all of the powers and discharge all of the duties of the chief executive officer. As between the corporation and third parties, any action taken by the president in the performance of the duties of the chief executive officer shall be conclusive evidence that the chief executive officer is absent or unable to act. The president may sign all certificates for shares of stock of the corporation. The president shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these bylaws, the board of directors or the chief executive officer.

Section 4. Chief Financial Officer.

The chief financial officer shall be the principal financial officer of the corporation. The chief financial officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these bylaws, the board of directors or the chief executive officer.

Section 5. Chief Operating Officer.

The chief operating officer, subject to the supervision of the chairman of the board and the chief executive officer, shall have management and control of the operations of the corporation in the ordinary course of its business and shall assist the president and the chief executive officer in the administration and operation of the corporation’s business and general supervision of its policies and affairs. In the absence or inability of the president to act, the chief operating officer shall exercise all of the powers and discharge all of the duties of the president. As between the corporation and third parties, any action taken by the chief operating officer in the performance of the duties of the president shall be conclusive evidence that the president is absent or unable to act. The chief operating officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these bylaws, the board of directors or the chief executive officer.

Section 6. Vice Presidents.

The vice presidents shall perform such duties as the board of directors or the chief executive officer may prescribe.

Section 7. Secretary.

The secretary shall attend all meetings of the board of directors, including, but not limited to, all board committee meetings, and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the board of directors and shall perform such other duties as may be prescribed by the board of directors or the chief executive officer. He or she shall keep in safe custody the seal of the corporation and, when authorized by the board, affix the same to any instrument requiring it, and when so affixed, it shall be attested by his or her signature or by the signature of the assistant secretary.

Section 8. Assistant Secretaries.

The assistant secretaries in the order determined by the board of directors shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties as the board of directors or the chief executive officer may prescribe.

Section 9. Treasurer.

The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board, taking proper vouchers for such disbursements, and shall render to the board of directors and the chief executive officer, whenever they may require it, an account of all of his or her transactions as treasurer and of the financial condition of the corporation.

Section 10. Assistant Treasurers.

The assistant treasurers in the order determined by the board of directors shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties as the board of directors or the chief executive officer may prescribe.

Section 11. Officer’s Bond.

If required by the board of directors, any officer shall give the corporation a bond (which shall be renewed as the board may require) in such sum and with such surety or sureties as shall be satisfactory to the board for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

ARTICLE IX

SHARES AND STOCKHOLDERS

Section 1. Certificates Representing Shares.

The shares of the corporation shall be evidenced by certificates in such form as the appropriate officers of the corporation may from time to time prescribe; provided that the board of directors may provide by resolution or resolutions that some or all of the shares of classes or series of stock of the corporation may be represented by uncertificated shares. Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

Section 2. Transfer of Shares.

Subject to valid transfer restrictions and to stop-transfer orders directed in good faith by the corporation to any transfer agent to prevent possible violations of federal or state securities laws, rules or regulations, or for any other lawful purpose, upon surrender to the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the corporation and concerning the registration of pledges of uncertificated shares.

Section 3. Fixing Record Date.

For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date, in any case, to be not more than 60 days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the date next preceding the date on which the notice is mailed, and the record date for the determination of stockholders for any other purpose shall be the date on which the board of directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

Section 4. Lost Certificate.

The board of directors may direct a new certificate or certificates to be issued or may register uncertificated shares in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or require the owner to provide the corporation a bond in such sum as it may direct as indemnity to protect the corporation from any claim that may be made against the corporation with respect to the alleged loss or destruction of any such certificate, the issuance of such new certificate or the registration of such uncertificated shares.

ARTICLE X

GENERAL

Section 1. Dividends.

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares of capital stock in cash, in property or in its own shares, except when the declaration or payment thereof would be contrary to statute or the restated certificate of incorporation. Such dividends may be declared at any regular or special meeting of the board, and the declaration and payment shall be subject to all applicable provisions of law, the restated certificate of incorporation and these bylaws.

Section 2. Checks.

All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 3. Corporate Records.

The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders giving the names and addresses of all stockholders and the number and class of shares held by each. All other books and records of the corporation may be kept at such place or places within or without the State of Delaware as the board of directors may from time to time determine.

Section 4. Seal.

The corporate seal shall have inscribed thereon the name of the corporation. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced.

Section 5. Amendment.

These bylaws may be altered, amended or repealed, or new bylaws may be adopted at any annual meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote at such meeting and present or represented thereat, or by the affirmative vote of a majority of the board of directors at any regular meeting of the board or at any special meeting of the board. Notwithstanding the foregoing, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with Section 4 of Article II, Section 12 of Article II, Section 2 of Article III, Section 3 of Article III, Section 4 of Article III, Section 5 of Article III, this Section 5 of Article X of these bylaws, or Article Twelfth, Article Fifteenth, Article Sixteenth or Article Seventeenth of the restated certificate of incorporation; except that an amendment to extend the duration of Article Seventeenth may be adopted by the affirmative vote of the holders of at least a majority of such voting power.

Section 6. Time Periods.

In applying any provision of these bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used (unless otherwise specified), the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS AND OFFICERS;

EXCLUSIVE FORUM

Section 1. Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article XI with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.

Section 2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article XI, an Indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article XI or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article XI is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article XI or otherwise shall be on the corporation.

Section 4. Non-Exclusivity of Rights.

The rights to indemnification and to the Advancement of Expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the restated certificate of incorporation, bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5. Insurance.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Corporation.

The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification to any employee or agent of the corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification of directors and officers of the corporation.

Section 7. Nature of Rights.

The rights conferred upon Indemnitees in this Article XI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8. Forum for Certain Actions.

Unless a majority of the board, acting on behalf of the corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or to the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the restated certificate of incorporation or these bylaws or (iv) any action asserting a claim against the corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the immediately preceding sentence (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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